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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 FORM 12b-25

                          NOTIFICATION OF LATE FILING

                        COMMISSION FILE NUMBER: 0-2401

(Check One) X  Form 10-K  and Form 10-KSB  __ Form 10-Q and Form 10-QSB
            __ Form 20-F     __ Form 11-K  __ Form N-SAR

                              For Period Ended:


                        For the Period Ended: 12/31/00
                                              --------


    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


                       PART I - REGISTRANT INFORMATION

                            E-Sync Networks, Inc.
                    -------------------------------------
                           Full Name of Registrant



                          Former Name if Applicable

                               35 Nutmeg Drive
                        -----------------------------
          Address of Principal Executive Office (STREET AND NUMBER)

                         Trumbull, Connecticut 06611
                        -----------------------------
                           City, State and Zip Code


                      PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

 X       (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 X       (b)     The subject annual report, semi-annual report, transition
                 report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 __      (c)     The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.



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                             PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period. (Attach Extra Sheets if Needed)

The Registrant has encountered unexpected difficulties in commpiling certain information to be included in the Registrant's Form 10KSB and the information to be compiled to date is not complete enough to provide meaningful disclosure.



                         PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Thomas Wikander                 203-601-3000
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                  (Name)                (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no identify report(s).
          X  Yes   __ No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?    __ Yes   X No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                            E-Sync Networks, Inc.
             ------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: 3/30/01                          By: /s/ Michael A. Clark
    ---------------------------        ----------------------------------------
                                       Name: Michael A. Clark
                                       Title: President and Chief Operating
                                              Officer